Exhibit 10.3

Tan Ying Lok

No 512 Jalan Meranti Pandamaran Pelabuhan

Selangor, Malaysia 42000

October 20, 2020

Jianguo Wei

Chief Executive Officer

EVERGREEN INTERNATIONAL CORP.

6F Fazhan Building

No. 658, Chaoyang Street, Jingxiu District

Baoding City, Hebei, China

Re: Letter of Authorization

Dear Mr. Wei,

It is my understanding that Shanghai Yuyue Enterprise Management Consulting Co., Ltd. (“SYEM”) desires to purchase all 7,258,750 shares of common stock of Evergreen International, Corp., a Delaware corporation (the “Company”) held by me for aggregate consideration of $200,000 in accordance with the terms and conditions of that certain Acquisition Agreement with SYEM, a copy of which has been previously provided to me for review (the “Acquisition Agreement”). This letter serves as written authorization for Jianguo Wei (the “Representative”) to represent me for the sole limited purpose of executing the Acquisition Agreement on my behalf. Upon the Representative’s execution of the Acquisition Agreement, I agree that I will be bound by the terms of the Acquisition Agreement as if I were the original signatory to the Acquisition Agreement. I further agree that in connection with the Acquisition Agreement (i) the acts or omissions of the Representative shall be conclusively deemed to be my instructions, acts or omissions, and that SYEM shall be entitled to rely on the instructions, acts or omissions of Representative as if such instructions, actions or omissions were received from or performed or omitted to be performed by me; and (ii) all notice and items delivered to the Representative shall be conclusively deemed delivered to me.

Tan Ying Lok

/s/ Tan Ying Lok

AGREED AND ACKNOWLEDGED

/s/ Jianguo Wei
Jianguo Wei